Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated August 10, 2026 to Prospectus dated October 31, 2025

Registration No. 333-291190

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

August 10, 2026

	2026 Series C 5.65% Senior Notes due 2036	2026 Series D 6.30% Senior Notes due 2056

Principal Amount:	$1,250,000,000	$700,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A3 (stable outlook) / BBB+ (positive outlook) / A (stable outlook)	A3 (stable outlook) / BBB+ (positive outlook) / A (stable outlook)

Trade Date:	August 10, 2026	August 10, 2026

Settlement Date (T+5)**:	August 17, 2026	August 17, 2026

Final Maturity Date:	August 15, 2036	August 15, 2056

Interest Payment Dates:	February 15 and August 15	February 15 and August 15

First Interest Payment Date:	February 15, 2027	February 15, 2027

Optional Redemption:	Make Whole Call at T+15 bps prior to May 15, 2036; Par Call on or after May 15, 2036	Make Whole Call at T+20 bps prior to February 15, 2056; Par Call on or after February 15, 2056

Tax Credit Event Redemption:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance)	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

Benchmark Treasury:	4.375% due May 15, 2036	4.75% due February 15, 2056

Benchmark Treasury Yield:	4.707%	5.254%

Spread to Benchmark Treasury:	+95 bps	+105 bps

Reoffer Yield:	5.657%	6.304%

Coupon:	5.65%	6.30%

Price to Public:	99.948% of the principal amount	99.947% of the principal amount

Proceeds to the Company Before Expenses:	99.298% of the principal amount	99.072% of the principal amount

CUSIP/ISIN:	927804 GZ1/US927804GZ13	927804 HA5/US927804HA52

Joint Book-Running Managers:	BMO Capital Markets Corp., CIBC World Markets Corp., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc. and Regions Securities LLC

Co-Managers:	AmeriVet Securities, Inc. and Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 10, 2026, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BMO Capital Markets Corp.	1-888-200-0266 (toll-free)
CIBC World Markets Corp.	1-800-282-0822 (toll-free)
Mizuho Securities USA LLC	1-866-271-7403 (toll-free)
Morgan Stanley & Co. LLC	1-866-718-1649 (toll-free)
TD Securities (USA) LLC	1-855-495-9846 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the Settlement Date, which will be the fifth business day following the date of this final term sheet (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this final term sheet or the next succeeding three business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.